Exhibit 99.1

B2Digital Posts Breakout July Results in Record Month

Company Continues to See Acceleration, with Records Results Across All Major Metrics in July

TAMPA, FL, August 5, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to report unaudited performance metrics for July 2021, featuring breakout growth in both the Live Event and One More Gym segments.

Highlights for July 2021 (unaudited)

•	Total Revenues of $301k during July 2021
•	Live Event Segment Revenues of $166k during July 2021
•	One More Gym Revenues of $135k during July 2021
•	July Total Revenues up 692% on year-over-year basis (compared to July 2020)
•	July Total Revenues up 66% on sequential monthly basis (compared to June 2021)
•	Gross Margins at 65% during July 2021
•	On pace for record results this quarter in every major performance metric tracked by the Company

“We are experiencing exponential growth right now as we start to see the pay-off of synergies built into our model driven by simultaneous growth from brand expansion, acquisitions, organic growth, and exogenous tailwinds,” remarked Grep P. Bell, CEO of B2 Digital.

Management notes that an aggressive July schedule in the Live Events segment helped to drive results. However, even after normalizing for that variable, per-event revenues came in at a new Company record in July, and the One More Gym segment posted 29% sequential monthly growth on purely organic apples-to-apples expansion in the core business.

July was also an excellent benchmark month for grading the Company’s ability to scale its business without sacrificing profitability. Gross Margins came in at a robust 65% during the month, which exceeded internal expectations. This factor is also now being aided by initial growth in sponsorship fees as a revenue channel as the Company begins to attract a growing market in sponsors at its live events.

Bell added, “Sponsors are a tremendous brand barometer, and sponsorship fees are probably the most desirable form of revenues on the Live Event side because they’re pure gravy. Overall, results in July were excellent and put us ahead of schedule this year, and with strong momentum in place. We have several major deals in the works that carry the potential to further drive results this quarter and through year end, and I look forward to giving our shareholders more details very soon.”

About B2Digital Inc.

B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

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The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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